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Exhibit 4.9

THIRD AMENDMENT TO

8.5% CONVERTIBLE DEBENTURES DUE JUNE 29, 2004

        This Third Amendment to 8.5% Convertible Debentures Due June 29, 2004 (this "Amendment") is dated December 7, 2002, by and among Cygnus, Inc., a Delaware corporation (the "Company"), and each Holder, as defined below, and is made with reference to those certain 8.5% Convertible Debentures Due June 29, 2004, as amended (the "Amended Debentures"), issued by the Company to each holder named in the Convertible Debenture and Warrant Purchase Agreement (together with any assignees of such holders, the "Holders"). Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Amended Debentures.

AGREEMENT

        For consideration, the adequacy of which is hereby acknowledged by all parties, the parties hereto hereby agree to the following:

  1.
  Conversion Price. As used in the Amended Debentures, notwithstanding anything else to the contrary contained in the Convertible Debenture and Warrant Purchase Agreement, as amended, and the Amended Debentures, the Conversion Price of the Amended Debentures shall in no event be less than $1.054 per share (as adjusted for any stock dividend, stock split, recapitalization or any other similar transaction).

  2.
  Entire Agreement; Amendment. This Amendment contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor any Holder makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Amendment may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

  3.
  Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements executed and to be performed entirely within such State.

  4.
  Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

  5.
  Authorization. The parties hereby represent and warrant to each other that the signatories hereto have full power and authority to sign this Amendment for and on behalf of the entities for which they purport to be signing and that their signatures hereto shall be binding and enforceable upon the purported parties hereto.

        Except as set forth in this Amendment, all other terms and provisions of the Amended Debentures shall remain the same and in full force and effect.

[Signature Page Follows]

        The parties have executed this Third Amendment to 8.5% Convertible Debentures Due June 29, 2004 as of the date first written above.

CYGNUS, INC.
By:	/s/ JOHN C HODGMAN John C Hodgman President and Chief Executive Officer
INVESTORS:
DeAm Convertible Arbitrage Fund, Ltd.
By:	/s/ MAURICE HRYSHKO
Print Name:	Maurice Hryshko
Title:	Counsel
Halifax Fund, L.P.
By:	/s/ MAURICE HRYSHKO
Print Name:	Maurice Hryshko
Title:	Counsel
Lancer Securities Cayman, Ltd.
By:	/s/ MAURICE HRYSHKO
Print Name:	Maurice Hryshko
Title:	Counsel
Palladin Partners I, L.P.
By:	/s/ MAURICE HRYSHKO
Print Name:	Maurice Hryshko
Title:	Counsel
Palladin Overseas Fund Limited
By:	/s/ MAURICE HRYSHKO
Print Name:	Maurice Hryshko
Title:	Counsel

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  Exhibit 4.9
THIRD AMENDMENT TO 8.5% CONVERTIBLE DEBENTURES DUE JUNE 29, 2004
AGREEMENT